Exhibit 99

Company Contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

Investorinfo@orasure.com

www.orasure.com

OraSure Announces 2011 Second Quarter Financial Results

BETHLEHEM, PA – August 3, 2011 – (Globe Newswire) – OraSure Technologies, Inc. (NASDAQ: OSUR), a market leader in oral fluid diagnostics, today announced total revenues of $19.1 million for the three months ended June 30, 2011, compared to $19.2 million recorded for the three months ended June 30, 2010.

Product revenues for the current quarter increased 6% as higher sales of the Company’s infectious disease and substance abuse testing products were partially offset by lower sales of its cryosurgical systems and insurance risk assessment products. The higher product revenues were offset by a reduction in licensing and product development revenues caused by the absence of a $1.0 million milestone payment received in the second quarter of 2010 under the terms of the Company’s collaboration with Merck related to the development and promotion of the OraQuick® rapid HCV test.

The Company reported a net loss of $2.4 million, or $0.05 per share, for the second quarter of 2011, compared to a net loss of $553,000, or $0.01 per share, for the second quarter of 2010.

“We are pleased to report a solid second quarter that exceeded our guidance for both revenues and the bottom line,” said Douglas A. Michels, President and CEO of OraSure Technologies. “There have also been significant developments on the strategic front. We recently announced an agreement to acquire DNA Genotek which will strengthen our oral fluid diagnostics franchise and diversify our business into the fast-growing molecular diagnostics market. In addition, we continue to make good progress on our major clinical programs.”

For the six months ended June 30, 2011, the Company recorded revenues of $36.5 million, compared to $37.2 million for the six months ended June 30, 2010. Product revenues for the current six month period increased 4% but were partially offset by lower licensing and product development revenues caused by the absence of $2.0 million in milestone payments received from Merck during the year ago period under the terms of the Company’s HCV collaboration agreement noted above.

The Company recorded a net loss of $5.0 million, or $0.11 per share, for the six months ended June 30, 2011, compared to a net loss of $2.7 million, or $0.06 per share, for the six months ended June 30, 2010.

Gross margin in the three and six months ended June 30, 2011 was 64%, compared to 63% for the comparable periods of 2010. Gross margin in 2010 benefited from the HCV milestone payments received from Merck during those periods. Gross margin for 2011 benefited from lower direct labor costs and improved absorption of overhead costs as a result of staffing optimization and a change to automated manufacturing during 2011. These changes accounted for 3.2 and 2.8 percentage point increases in margin for the three and six month periods of 2011, respectively. These improvements more than offset the negative margin impact associated with the absence of the HCV milestone revenues in 2011.

Operating expenses for the second quarter of 2011 increased to $14.6 million, from $12.7 million in the comparable period of 2010, primarily as a result of higher research and development expenses due to clinical trial spending related to the Company’s OraQuick® HIV over-the-counter product. This increase was partially offset by lower sales and marketing expenses. General and administrative expenses remained flat. Operating expenses for the six months ended June 30, 2011 were $28.4 million, compared to $26.3 million for the comparable period in 2010. Increases in research and development expenses were partially offset by lower sales and marketing and general and administrative expenses.

Cash used in operating activities for the six months ended June 30, 2011 was $373,000, an improvement of $2.7 million when compared to the $3.1 million used during the six months ended June 30, 2010. Cash, cash equivalents and short-term investments totaled $75.4 million and working capital was $76.9 million at June 30, 2011, compared to $75.7 million and $77.8 million, respectively, at December 31, 2010.

Third Quarter 2011 Outlook

As previously announced, the Company has entered into an agreement to acquire DNA Genotek Inc. for approximately $53 million in cash, subject to certain adjustments. Closing of the acquisition is expected to occur during the third quarter of 2011.

Because this transaction has not yet closed, the Company is not currently able to provide financial guidance that reflects the full impact of this acquisition. Once the transaction has closed and the Company has had an opportunity to complete an allocation of the purchase price, the Company expects to be able to provide financial guidance that reflects the consolidated performance of both companies. Excluding the impact of DNA Genotek, the Company expects total revenues of approximately $19.0 to $19.5 for the third quarter of 2011. In addition, the Company is projecting a third quarter net loss per share of approximately $0.07, which includes certain transaction costs associated with the DNA Genotek acquisition.

Financial Data

	Condensed Financial Data (In thousands, except per-share data)
	Unaudited
	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Results of Operations
Revenues	$19,064	$19,218	$36,477	$37,163
Cost of products sold	6,803	7,040	12,949	13,582

Gross profit	12,261	12,178	23,528	23,581

Operating expenses:
Research and development	5,143	3,029	9,563	6,135
Sales and marketing	5,352	5,610	10,284	11,305
General and administrative	4,125	4,074	8,593	8,852

Total operating expenses	14,620	12,713	28,440	26,292

Operating loss	(2,359)	(535)	(4,912)	(2,711)
Other expense	(79)	(18)	(124)	(37)

Loss before income taxes	(2,438)	(553)	(5,036)	(2,748)
Income tax benefit	—	—	—	—

Net loss	$(2,438)	$(553)	$(5,036)	$(2,748)

Loss per share:
Basic and Diluted	$(0.05)	$(0.01)	$(0.11)	$(0.06)

Weighted average shares:
Basic and Diluted	46,814	46,202	46,667	46,157

	Three months ended June 30,
	Dollars		% Change	Percentage of Total Revenues
Market Revenues (Unaudited)	2011	2010		2011	2010

Infectious disease testing	$11,284	$9,974	13%	59%	52%
Substance abuse testing	3,185	3,052	4	17	16
Cryosurgical systems	2,802	3,120	(10)	15	16
Insurance risk assessment	1,429	1,558	(8)	7	8

Product revenues	18,700	17,704	6	98	92
Licensing and product development	364	1,514	(76)	2	8

Total revenues	$19,064	$19,218	(1)%	100%	100%

	Six months ended June 30,
	Dollars		% Change	Percentage of Total Revenues
Market Revenues (Unaudited)	2011	2010		2011	2010

Infectious disease testing	$21,246	$19,454	9%	58%	52%
Substance abuse testing	6,246	5,766	8	17	16
Cryosurgical systems	5,512	6,114	(10)	15	16
Insurance risk assessment	2,745	2,942	(7)	8	8

Product revenues	35,749	34,276	4	98	92
Licensing and product development	728	2,887	(75)	2	8

Total revenues	$36,477	$37,163	(2)%	100%	100%

	Three months ended June 30,		% Change	Six months ended June 30,		% Change
OraQuick® Revenues	2011	2010		2011	2010

Domestic	$10,168	$9,248	10%	$19,069	$17,979	6%
International	858	317	171	1,604	655	145

Total OraQuick® revenues	$11,026	$9,565	15%	$20,673	$18,634	11%

	Three months ended June 30,		% Change	Six months ended June 30,		% Change
Intercept® Revenues	2011	2010		2011	2010

Domestic	$2,083	$1,949	7%	$3,962	$3,477	14%
International	514	443	16	1,035	960	8

Total Intercept® revenues	$2,597	$2,392	9%	$4,997	$4,437	13%

	Three months ended June 30,		% Change	Six months ended June 30,		% Change
Cryosurgical Systems Revenues	2011	2010		2011	2010

Professional domestic	$1,713	$1,575	9%	$3,055	$2,787	10%
Professional international	247	270	(9)	587	539	9
Over-the-counter	842	1,275	(34)	1,870	2,788	(33)

Total cryosurgical systems revenues	$2,802	$3,120	(10)%	$5,512	$6,114	(10)%

Balance Sheets (Unaudited)	June 30, 2011	December 31, 2010
Assets
Cash, cash equivalents and short-term investments	$75,399	$75,738
Accounts receivable, net	11,744	12,471
Inventories	8,147	7,346
Other current assets	1,719	1,930
Property and equipment, net	19,479	19,611
Other non-current assets	4,768	5,424

Total assets	$121,256	$122,520

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$7,542	$7,791
Accounts payable	3,724	2,899
Accrued expenses	8,788	8,987
Stockholders’ equity	101,202	102,843

Total liabilities and stockholders’ equity	$121,256	$122,520

	Six months ended June 30,
Additional Financial Data (Unaudited)	2011	2010

Capital expenditures	$1,180	$1,113
Depreciation and amortization	$1,684	$1,331
Stock based compensation	$1,931	$1,697
Cash used in operating activities	$373	$3,080
Accounts receivable – days sales outstanding	58 days	63 days

Conference Call

The Company will host a conference call and audio webcast to discuss the Company’s 2011 second quarter financial results, business developments and certain 2011 financial guidance, beginning today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). On the call will be Douglas A. Michels, President and Chief Executive Officer, and Ronald H. Spair, Chief Financial Officer and Chief Operating Officer. The call will include prepared remarks by management and a question and answer session.

In order to listen to the conference call, please either dial 877-348-9357 (Domestic) or 970-315-0488 (International) and reference Conference ID #84284990, or go to OraSure Technologies’ web site, www.orasure.com, and click on the Investor Info link. A replay of the call will be archived on OraSure Technologies’ web site shortly after the call has ended and will be available for seven days. A replay of the call can also be accessed until August 10, 2011, by dialing 855-859-2056 (Domestic) or 404-537-3406 (International) and entering the Conference ID #84284990.

About OraSure Technologies

OraSure Technologies is a leader in the development, manufacture and distribution of oral fluid diagnostic devices and other technologies designed to diagnose critical medical conditions and diseases. Its innovative products include rapid tests for the detection of antibodies to HIV and HCV at the point of care and testing solutions for detecting various drugs of abuse. These products enable healthcare providers to deliver critical information to patients, empowering them to make decisions to improve and protect their health. OraSure’s products are sold globally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, distributors, government agencies, physicians’ offices, and commercial and industrial entities. For more information on the Company, please go to www.orasure.com.

Important Information

This press release contains certain forward-looking statements, including with respect to expected revenues and earnings/loss per share. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to: ability to market and sell products, whether through an internal, direct sales force or third parties; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; failure of distributors or other customers to meet purchase forecasts or minimum purchase requirements for the Company’s products; impact of replacing distributors and success of direct sales efforts; inventory levels at distributors and other customers; ability to identify, complete, integrate, and realize the full benefits of potential future acquisitions, including the Company’s acquisition of DNA Genotek; impact of competitors, competing products and technology changes; impact of the economic downturn, high unemployment and poor credit conditions; reduction or deferral of public funding available to customers; competition from new or better technology or lower cost products; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance, extended shelf life or other factors; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical product components; availability of related products produced by third parties or products required for use of our products; history of losses and ability to achieve sustained profitability; ability to utilize net operating loss carry forwards or other deferred tax assets; volatility of our stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources and testing algorithms; loss or impairment of sources of capital; ability to meet financial covenants in agreements with financial institutions; ability to refinance outstanding debt under expiring credit facilities on acceptable terms or at all; ability to retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; and general political, business and economic conditions. These and other factors are discussed more fully in the Company’s Securities and Exchange Commission filings, including its registration statements, Annual Report on Form 10-K for the year ended December 31, 2010, Quarterly Reports on Form 10-Q, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

# # #